Exhibit 99.1

Zion Oil & Gas Announces Gas to Surface Onshore in Israel During Initial Flowback

Targeted perforation zone and stimulation operations are successful.

DALLAS, Texas, and CAESAREA, Israel, May 5, 2025 – Zion Oil & Gas, Inc. (OTC: ZNOG) announces that initial flowback operations from its Megiddo-Jezreel #1 (MJ-01) well re-entry have resulted in gas reaching the surface onshore in Israel.

Perforation and stimulation operations were successfully completed, with gas observed at surface during early flowback.

The well is currently in the stimulation fluid recovery and cleaning phase. Zion is sourcing additional equipment for that to continue flowback testing and conduct volumetric analysis to evaluate reservoir characteristics.

These efforts are part of Zion’s ongoing plan to assess the well’s production potential.

About Zion Oil & Gas, Inc.

Zion Oil & Gas, a U.S. public company traded on OTCQB: ZNOG, is dedicated to exploring for oil and gas onshore in Israel under its Megiddo Valleys License 434 which covers approximately 75,000 acres.

For more information, visit www.zionoil.com.

“But you, O LORD, sit enthroned forever,

your renown endures through all generations.
You will arise and have compassion on Zion,

for it is time to show favor to her; the appointed time has come.

For her stones are dear to your servants;

her very dust moves them to pity.

The nations will fear the name of the LORD,

all the kings of the earth will revere your glory.

For the LORD will rebuild Zion and appear in his glory.

He will respond to the prayer of the destitute;

he will not despise their plea.

Let this be written for a future generation,

that a people not yet created may praise the LORD”
Psalm 102:12-18

Contact:

Andrew Summey

VP, Marketing and Investor Relations

Zion Oil & Gas, Inc. (OTC: ZNOG)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

Telephone: 888-891-9466

Email: info@zionoil.com

www.zionoil.com

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including, but not limited to, statements regarding Zion’s operations or any disruptions thereto and the results therefrom, including timely testing and completion; timely availability, shipment, and receipt of necessary equipment and rig crews; Zion’s ability to discover and produce oil and/or gas in commercial quantities; Zion’s ability to continue as a going concern; operational risks in ongoing exploration efforts including timely resolution of supply and operational disruptions; regulatory approvals, including necessary and timely work visas for crews, needed for exploration within our license and the rig’s operation; the effect of the uncertainties and potential delays associated with wars and skirmishes between Israel, Hamas, and other organizations and/or countries, and liquidity for shareholders on the OTC market are forward-looking statements as defined in the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties, and other unpredictable factors, many of which are described in Zion’s periodic reports filed with the SEC and are beyond Zion’s control. These risks could cause Zion’s actual performance to differ materially from the results predicted by these forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Zion’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Zion’s filings with the SEC. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.